EXHIBIT 10.1

HARVARD BIOSCIENCE, INC.

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Harvard Bioscience, Inc. (“Company”), entered into an Employment Agreement with Jeffrey A. Duchemin (“Executive”) on August 26, 2013, as amended by that certain Amendment to Employment Agreement dated as of July 30, 2014 and Amendment to Employment Agreement dated as of March 1, 2015 (as amended, the “Agreement”); and

WHEREAS, the parties desire to amend such Employment Agreement to modify certain provisions thereunder; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following, effective immediately:

1.                  Section 8.

a.	Section 8(d)(i) of the Agreement is hereby amended by deleting the reference to “twelve (12) months” and replacing it with “eighteen (18) months.”

b.	Section 8(d)(v) of the Agreement is hereby amended by deleting the reference to “one (1) year” and replacing it with “eighteen (18) months.”

2.                  Section 9.

a.	Section 9(a)(i) of the Agreement is hereby amended by deleting the reference to “eighteen (18) months” and replacing it with “twenty-four (24) months.”

b.	Section 9(a)(iv) of the Agreement is hereby amended by deleting the reference to “one (1) year” and replacing it with “two (2) years.”

c.	A new clause (c) is hereby added to Section 9 immediately after Section 9(b) and shall read as follows:

“              (c) Section 280G.

(i) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Code and would, but for this Paragraph 9(c) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (I) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (II) the Net Benefit to the Executive of the Covered Payments if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. In the event that the amount calculated under (I) above is less than the amount under (II) above, then the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(ii) Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(I) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(II) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(iii) Unless the Company and Executive otherwise agree in writing, any determination required under this Paragraph 9(c) shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before a Change in Control (such firm or other party mutually agreed in writing by the Company and Executive, the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. For purposes of making the calculations and determinations required by this Paragraph 9(c), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Paragraph 9(c).”

3.	Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this agreement to the same extent that the Company would be required to perform it if no succession had taken place.

4.	Counterparts. This agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of this 26th day of May, 2016.

HARVARD BIOSCIENCE, INC.

By:	/s/ Earl Lewis
Name:	Earl Lewis
Title:	Chairman

EXECUTIVE

/s/ Jeffrey Duchemin
Jeffrey A. Duchemin, individually

Third Amendment to Employment Agreement – Jeffrey A. Duchemin